UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 6, 2007
Town Sports International Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation)	333-114210 (Commission File Number)	20-0640002 (I.R.S. Employer Identification No.)

888 Seventh Avenue, New York, New York (Address of Principal Executive Offices)	10106 (Zip Code)
Registrant’s telephone number, including area code: (212) 246-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On March 6, 2007, Town Sports International Holdings, Inc., a Delaware corporation (the “Company”), amended the Town Sports International Holdings, Inc. 2006 Stock Incentive Plan, as amended (the “Plan”). The Plan was amended to provide that if a full-time employee of the Company or an affiliate who is participant in the Plan commences working on a part-time basis in the future, then such participant will be deemed to have a “termination of employment” for purposes of the Plan.
     This description of the amendment to the Plan is qualified in its entirety by reference to the complete text of Amendment No. 2 to the Plan, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 6, 2007, the Board of Directors of the Company unanimously appointed Thomas Galligan III, as a director of the Company. In connection with Mr. Galligan’s appointment, the Board of Directors increased the size of the Board to seven members. Mr. Galligan will receive an annual retainer of $20,000, and will be granted an option to purchase 5,000 shares of the Company’s common stock in accordance with the terms of the Town Sports International Holdings, Inc. 2006 Stock Incentive Plan, as amended.
     On March 6, 2007, the Company’s Board of Directors, upon the recommendation of the Compensation Committee, changed the compensation for non-employee directors of the Company for the calendar year 2007. The approved compensation for the Company’s Non-Employee Directors is summarized in Exhibit 10.2 attached hereto, the contents of which are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.
10.1	Amendment No. 2 to the Town Sports International Holdings, Inc. 2006 Stock Incentive Plan.
10.2	Non-Employee Director Compensation Summary.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. (Registrant)
Date: March 8, 2007	By:	/s/ RICHARD PYLE
Richard Pyle
Chief Financial Officer

EXHIBIT INDEX

10.1	Amendment No. 2 to the Town Sports International Holdings, Inc. 2006 Stock Incentive Plan.

10.2	Non-Employee Director Compensation Summary.